As filed with the United States Securities and Exchange Commission on December 9, 2024

Registration No. 333-282993

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM F-1

(Amendment No. 2)

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

MAINZ BIOMED N.V.
(Exact name of registrant as specified in its charter)

The Netherlands	8731	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Mainz Biomed N.V.
Robert Koch Strasse 50
55129 Mainz
Germany
Telephone: 0049 6131 5542860

(Address of principal executive offices, including zip code, and telephone number, including area code)

Vcorp Services, LLC
25 Robert Pitt Drive, Suite 204
Monsey, NY 10952
Telephone:

(Name, address, including zip code, and telephone number, including area code, of agent of service)

Copies to:

William Rosenstadt, Esq. Mengyi “Jason” Ye, Esq. Tim Dockery, Esq. Ortoli Rosenstadt LLP 366 Madison Avenue New York, New York 10022 Telephone: (212) 588-0022	M. Ali Panjwani, Esq. Pryor Cashman LLP 7 Times Square, New York New York 10036-6569 Telephone: (212) 421-4100

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the United States Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

We are filing this Amendment No. 2 (the “Amendment”) to our Registration Statement on Form F-1 (Registration No. 333-282993) (the “Registration Statement”) as an exhibit-only filing to file Exhibit 5.1, and to amend and restate the list of exhibits set forth in Item 8 of Part II of the Registration Statement. No changes have been made to Part I or Part II of the Registration Statement other than this explanatory note as well as revised versions of the cover page and Item 8 of Part II of the Registration Statement. This Amendment does not contain a copy of the preliminary prospectus included in Amendment No. 1 to the Registration Statement, nor is it intended to amend or delete any part of the preliminary prospectus.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 6: INDEMNIFICATION OF DIRECTORS AND OFFICERS

Under Dutch law, members of the board of directors may be liable to the registrant for damages in the event of improper or negligent performance of their duties. They may be jointly and severally liable for damages to the registrant and third parties for infringement of our Articles of Association or certain provisions of the Dutch Civil Code. In certain circumstances, they may also incur additional specific civil and criminal liabilities.

Pursuant to the registrant’s articles of association, to the fullest extent permitted by Dutch law, the following shall be reimbursed to the indemnified officers:

(a)	the costs of conducting a defense against claims, also including claims by the Company and its group companies, as a consequence of any acts or omissions in the fulfilment of their duties or any other duties currently or previously performed by them at the company’s request;

(b)	any damages or financial penalties payable by them as a result of any such acts or omissions;

(c)	any amounts payable by them under settlement agreements entered into by them in connection with any such acts or omissions;

(d)	the costs of appearing in other legal proceedings in which they are involved as directors or former directors, with the exception of proceedings primarily aimed at pursuing a claim on their own behalf;

(e)	any taxes payable by them as a result of any reimbursements in accordance with the articles of association.

An indemnitee shall not be entitled to reimbursement if and to the extent that:

(a)	it has been adjudicated by a Dutch court or, in the case of arbitration, an arbitrator, in a final and conclusive decision that the act or omission of the Indemnitee may be characterized as intentional, deliberately reckless or grossly negligent conduct, unless Dutch law provides otherwise or this would, in view of the circumstances of the case, be unacceptable according to standards of reasonableness and fairness; or

(b)	the costs or financial loss of the Indemnitee are covered by an insurance and the insurer has paid out the costs or financial loss.

The description of indemnity herein is merely a summary of the provisions in the registrant’s articles of association described above, and such description shall not limit or alter the mentioned provisions in the articles of association or other indemnification agreements.

Prior to the public offering of the securities being registered by this registration statement, we intend to enter into a directors’ and officers’ liability insurance policy to cover the liability of members of the board of directors and members.

The placement agency agreement the registrant will enter into in connection with the offering being registered hereby provides that the placement agent will indemnify, under certain conditions, the registrant’s board of directors and its officers against certain liabilities arising in connection with this offering.

ITEM 7. RECENT SALES OF UNREGISTERED SECURITIES

In the past three years, we have issued and sold the securities described below without registering the securities under the Securities Act. None of these transactions involved the placement agent fees or any public offering. We believe that each of the following issuances was exempt from registration under the Securities Act in reliance on Regulation S promulgated under the Securities Act regarding sales by an issuer in offshore transactions, Regulation D under the Securities Act, Rule 701 under the Securities Act or pursuant to Section 4(a)(2) of the Securities Act regarding transactions not involving a public offering.

During calendar 2022, 20,537 ordinary shares were issued upon the exercise of warrants that were issued in 2021 at an exercise price of $120 per share.

During calendar 2022, 1,825 ordinary shares were issued to consultants for services rendered, valued at an average price of $496.80 per share.

During calendar 2023, 7,645 ordinary shares were issued on the exercise of warrants that were issued in 2021 at an exercise price of $120 per share.

On June 28, 2023, 1,361 ordinary shares were issued as a commitment fee related to a pre-paid advance Agreement entered into as of the same date, valued at $183.60 per share.

On February 15, 2023, 7,500 ordinary shares were issued under an intellectual property asset purchase agreement, valued at $274 per share.

During calendar 2023, 3,570 ordinary shares were issued to consultants for services rendered, valued at an average price of $153.60 per share.

On September 3, 2023, 30,000 ordinary shares issued to a consultant for services rendered, valued at an average price of $14 per share

In October 2024, 191,013 ordinary shares were issued for the conversion of debt valued at $1,734,345 for an average price of $9.08 per share.

From November 1, 2024 to the date hereof, 46,149 ordinary shares were issued for the conversion of debt valued at $373,622 for an average price of $8.10 per share.

ITEM 8. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

The following exhibits are filed with this registration statement:

1.1	Form of Placement Agency Agreement between the Company and Maxim Group LLC**
2.1	Description of Securities registered under Section 12 of the Exchange Act**
3.1	Unofficial English translation of Deed of Conversion**
3.2	Unofficial English translation of Deed of Amendment, dated July 19, 2024**
3.3	Unofficial English translation of Articles of Association, dated December 3, 2024**
4.1	Share Certificate—Ordinary Shares**
4.2	Form of Pre-Funded Warrant**
4.3	Form of Class A Ordinary Share Purchase Warrant**
4.4	Form of Class B Ordinary Share Purchase Warrant**
5.1	Opinion of CMS Derks Star Busmann N.V.*
5.2	Opinion of Ortoli Rosenstadt LLP**
10.1	Management Services Agreement, dated July 1, 2020, between the Company and Guido Baechler**
10.2	Amendment to Management Services Agreement, dated October 2021, between Guido Baechler and the Company**
10.3	Amendment to Management Services Agreement, dated October 2024, between Guido Baechler and the Company**
10.4	Consulting Agreement, dated July 16, 2021, between the Company and William Caragol**
10.5	Amendment to Consultant Agreement, dated October 2021, between William Caragol and the Company**
10.6	Amendment to Consultant Agreement, dated October 2024, between William Caragol and the Company**
10.7	Form of Silent Partnership Agreements**
10.8	Mainz Biomed N.V. 2021 Omnibus Incentive Plan**
10.9	Mainz Biomed N.V. Amended and Restated 2022 Omnibus Incentive Plan**
10.10	Technology Rights Agreement, dated January 4, 2022, between the Company and Socpra Sciences Santé Et Humaines S.E.C. **
10.11	Employment Contract with William Caragol, dated April 29, 2022**
10.12	Intellectual Property Asset Purchase Agreement, dated February 15, 2023, with Uni Targeting Research AS**
10.13	Assignment Agreement, dated February 15, 2023, with SOCPRA Sciences Santé et Humaines S.E.C. **
10.14	Mainz Biomed USA, Inc. Carve-Out Plan**
10.15	Pre-Paid Advance Agreement (the “PPA”), dated June 28, 2023, between the Company and YA II PN, Ltd.**
10.16	Form of Promissory Note to be issued under the PPA**
10.17	Supplemental Agreement to PPA, dated April 18, 2024**
10.18	Second Supplemental Agreement to PPA, dated October 8, 2024**
10.19	Amendment Agreement, dated December 6, 2024, between the Company and YA II PN, Ltd.**
10.20	Form of Securities Purchase Agreement**
10.21	Form of Lock-Up Agreement**
10.22	Form of Warrant Agent Agreement**
11.1	Insider Trading Policy**
11.2	Code of Ethics and Business Conduct**
23.1	Consent of Reliant CPA PC**
23.2	Consent of CMS Derks Star Busmann N.V. (contained in Exhibit 5.1)*
23.3	Consent of Ortoli Rosenstadt LLP (contained in Exhibit 5.2)**
24.1	Power of Attorney (included on signature page to the initial filing of this registration statement).
97.1	Executive Compensation Clawback Policy**
107	Filing Fee Table**

*	Filed herewith.
**	Previously filed

+	Certain confidential portions of this exhibit were omitted by means of marking such portions with asterisks because the identified confidential portions (i) are not material and (ii) would be competitively harmful if publicly disclosed.

ITEM 9. UNDERTAKINGS

The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales of securities are being made, a post-effective amendment to this registration statement to:

(i)	Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	Reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	Include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post- effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the Registrant includes in the prospectus, by means of a post- effective amendment, financial statements required pursuant to this paragraph (4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of Regulation S- X if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(5)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described herein, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(6)	Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe it meets all of the requirements for filing on Form F-1 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized on December 9, 2024.

MAINZ BIOMED N.V.
(Registrant)

By:	/s/ Guido Baechler
Guido Baechler, Chief Executive Officer (Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Guido Baechler	Chief Executive Officer (Principal Executive Officer),	December 9, 2024
Guido Baechler	Executive Director

/s/ William Caragol	Chief Financial Officer (Principal Financial Officer and	December 9, 2024
William Caragol	Principal Accounting Officer)

/s/ Dr. Heiner Dreismann*	Director	December 9, 2024
Dr. Heiner Dreismann

/s/ Gregory Tibbits*	Director	December 9, 2024
Gregory Tibbits

/s/ Hans Hekland*	Director	December 9, 2024
Hans Hekland

* Pursuant to power of attorney

By:	/s/ William Caragol

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of Mainz Biomed N.V., has signed this registration statement or amendment thereto in New York, New York, on December 9, 2024.

Ortoli Rosenstadt LLP

By:	/s/ William S. Rosenstadt
Name:	William S. Rosenstadt
Title:	Managing Partner